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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)*

                              AFC Enterprises, Inc.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    00104Q107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  /x/    Rule 13d-1(b)

  / /    Rule 13d-1(c)

  / /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   00104Q107                                                    13G

1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                  Skylands Capital, LLC
                  20-0775613

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)
         (b)

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Wisconsin

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  5     SOLE VOTING POWER

                           1,540,298

                  6     SHARED VOTING POWER

                           0

                  7     SOLE DISPOSITIVE POWER

                           1,540,298

                  8     SHARED DISPOSITIVE POWER

                           0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,540,298

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.4%

12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                  IA

CUSIP NO.   00104Q107                                                  13G


ITEM 1 (a)        NAME OF ISSUER

                  AFC Enterprises, Inc.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE
S
                  555 Glenridge Connector, NE, Suite 300
                  Atlanta, GA  30342

ITEM 2 (a)        NAME OF PERSON FILING

                  Skylands Capital, LLC

ITEM 2 (b)        ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE

                  1200 North Mayfair Road, Suite 250
                  Milwaukee, WI  53226

ITEM 2 (c)        CITIZENSHIP

                  Wisconsin Limited Liability Company

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES

                  Common stock

ITEM 2 (e)        CUSIP NUMBER

                  00104Q107

ITEM 3 THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH 240.13d-1(b) AND THE PERSON FILING IS:

                  (e) an investment advisor in accordance with paragraph 240.13d-1(b)(1)(ii)(E)

ITEM 4            OWNERSHIP:

ITEM 4 (a)        AMOUNT BENEFICIALLY OWNED:

                  1,540,298

ITEM 4 (b)        PERCENT OF CLASS:

                  5.4%

ITEM 4 (c)        NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                        1,540,298

                  (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                        0

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        1,540,298

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                        N/A

CUSIP NO.   00104Q107                                                  13G


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                           The shares reported are held in four private
                  investment funds and nine separate accounts managed by Skylands Capital, LLC. No one fund or person beneficially owns more than 5% of the outstanding shares.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           N/A

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           N/A

ITEM 9            NOTICE OF DISSOLUTION OF THE GROUP

                           N/A

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 1, 2006
                                          -------------------------------------
                                                      Date

                                          BY:      Pamela A. Cavanaugh
                                             ----------------------------------
                                                      Signature

                                                   Vice President & Treasurer
                                          -------------------------------------
                                                   Skylands Capital, LLC
                                          -------------------------------------
                                                      Title